Exhibit 12

SBC COMMUNICATIONS INC.
SUPPLEMENTAL PRO FORMA COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
Dollars in Millions

                                                     2001         2000        1999        1998       1997
                                                 ----------   ----------  ---------- ----------- ----------
Income Before Income Taxes, Extraordinary Items
  and Cumulative Effect of Accounting Changes*   $ 10,602     $ 12,367    $ 10,382    $ 11,859   $  6,356
      Add: Interest Expense                         1,599        1,592       1,430       1,605      1,550
             Dividends on Preferred Securities         57          118         118         114         98
             1/3 Rental Expense                       266          252         236         228        202
                                                 ----------   ----------  ---------- ----------- ----------

      Adjusted Earnings                          $ 12,524     $ 14,329    $ 12,166    $ 13,806   $  8,206
                                                 ==========   ==========  ========== =========== ==========

Total Interest Charges                           $  1,718     $  1,693    $  1,511    $  1,691   $  1,700
Dividends on Preferred Securities                      57          118         118         114         98
1/3 Rental Expense                                    266          252         236         228        202
                                                 ----------   ----------  ---------- ----------- ----------

      Adjusted Fixed Charges                     $  2,041     $  2,063    $  1,865    $  2,033   $  2,000
                                                 ==========   ==========  ========== =========== ==========

Ratio of Earnings to Fixed Charges                   6.14         6.95        6.52        6.79       4.10

*Undistributed earnings on investments accounted for under the equity method have been excluded.